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                                                                                                                        EXHIBIT 12.1


Neoware Systems, Inc.
Schedule of Ratio of Earnings to Fixed Charges


                                                                                                                 Nine Months ended
                                                                   Fiscal Year ended June 30,                         March 31,
                                                1998         1999            2000            2001       2002      2002      2003
                                             --------------------------------------------------------------------------------------
Income (loss) from continuing operations     (5,752,025)  (2,795,709)     (2,112,011)      (468,463)  2,982,275  705,058  2,001,282

Add:
    Fixed Charges                               411,172       83,357          25,746         45,372     105,154   71,289     89,702

Earnings as Adjusted                         (5,340,853)  (2,712,352)     (2,086,265)      (423,091)  3,087,429  776,347  2,090,984


Fixed Charges:
     Interest Expense                           387,587       65,691          17,026          6,400      26,753   16,600     25,028

Portion of rent under operating leases
 deemed by us to be representative of
 the interest factor                             23,585       17,666           8,720         38,972      78,401   54,689     64,674

Fixed Charges                                   411,172       83,357          25,746         45,372     105,154   71,289     89,702


Inadequate earnings to cover fixed charges   (5,752,025)  (2,795,709)     (2,112,011)      (468,463)          -        -          -

Ratio of earnings to fixed charges                    -            -               -              -          29       11         23
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                                                                                                                  Nine Months ended
                                                                   Fiscal Year ended June 30,                         March 31,
                                                1998         1999            2000            2001       2002       2002      2003
                                             --------------------------------------------------------------------------------------
Portion of rent attributable to interest:
400 Feheley Drive                                23,585       17,666           8,720         38,972      48,696   37,713     29,577
410 Feheley Drive                                     -            -               -              -       1,932        -      6,753
Activ-e, Plymouth Meeting                             -            -               -              -      21,357   12,516     23,616
Germany                                               -            -               -              -       6,416    4,460      4,728
                                             --------------------------------------------------------------------------------------
                                                 23,585       17,666           8,720         38,972      78,401   54,689     64,674
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